UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 10, 2008

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Reference is hereby made to the Current Report on Form 8-K of Energy Future Holdings Corp. (the “Company”) and its subsidiaries, Texas Competitive Electric Holdings Company LLC (“TCEH”) and Oncor Electric Delivery Company LLC, filed on October 11, 2007 (the “Original Current Report”). TCEH is the Company’s wholly-owned holding company for its competitive electricity businesses primarily in Texas.

Between October 10, 2008 and October 14, 2008, TCEH borrowed an additional $570 million from its $2.7 billion senior secured revolving credit facility, bringing its aggregate borrowings under such facility to approximately $2.5 billion as of October 14, 2008, including approximately $85 million of outstanding letters of credit. With this borrowing, the Company’s balance of cash and cash equivalents and similar investments increased to approximately $2.5 billion at October 14, 2008, which amount includes approximately $240 million of investments in The Reserve US Government Fund that the Company understands is currently being liquidated and, thus, expects to receive such amount once the fund is liquidated. Although neither TCEH nor the Company has any immediate needs for this additional liquidity, in light of current financial market conditions and as a precautionary measure, TCEH made the borrowings under its revolving credit facility to provide it and the Company with greater financial flexibility. TCEH expects to maintain the cash proceeds from the borrowings in highly liquid short-term investments.

After giving effect to the additional borrowings under the TCEH revolving credit facility, as of October 14, 2008, the Company had available liquidity totaling approximately $3.7 billion. This amount includes the balance of cash and cash equivalents and similar investments as well as capacity available under its credit facilities for its competitive businesses of approximately $1.2 billion, which includes approximately $860 million available to fund certain generation construction expenditures as incurred under the TCEH delayed draw term loan facility. The amount of liquidity available to the Company’s competitive businesses does not include the unlimited capacity (as it relates to defined volumes of natural gas hedges) of TCEH’s commodity collateral posting facility.

The available liquidity amounts for the Company’s competitive businesses include unfunded commitments from subsidiaries of Lehman Brothers Holdings Inc., which has filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Such unfunded commitments consist of approximately $171 million under the TCEH revolving credit facility (of which approximately $80 million has currently been funded by the administrative agent under the facility in its capacity as the swingline lender) and approximately $16 million under the TCEH delayed draw term loan facility.

TCEH’s senior secured revolving credit facility is provided under a credit agreement dated as of October 10, 2007, among TCEH, Energy Future Competitive Holdings Company, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent, collateral agent, swingline lender, revolving letter of credit issuer and deposit letter of credit issuer (the “Credit Agreement”). The details of the TCEH senior secured facilities and the Credit Agreement were previously disclosed in Item 1.01 of the Original Current Report, and are incorporated by reference herein.

Any description of the Credit Agreement is qualified in its entirety by reference to the complete copy of the Credit Agreement filed as Exhibit 10(rr) to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007, which complete copy of the Credit Agreement is incorporated by reference herein.

* * * * *

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Report of Form 10-Q for the quarterly period ended June 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: October 17, 2008

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